Exhibit 4.3

SECOND AMENDED AND RESTATED PUT AGREEMENT

THIS SECOND AMENDED AND RESTATED PUT AGREEMENT (this “Agreement”) is made and dated as of March 29, 2018 (the “Effective Date”) among ARVINAS HOLDING COMPANY, LLC, a Delaware limited liability company (the “Company”) and CONNECTICUT INNOVATIONS, INCORPORATED (“CII”), the other undersigned holders of Series A Preferred Shares (as defined below), the other undersigned holders of Series B Preferred Shares (as defined below) and the other undersigned holders of Series C Preferred Shares (as defined below), who or which are, or may become, a party to this Agreement by signing a counterpart or joinder hereto (collectively with CII, the “Investors” and each an “Investor”).

WHEREAS, certain Investors entered into that certain Put Agreement dated as of July 8, 2013 (the “Original Put Agreement”) with Arvinas, Inc., a Delaware corporation (“Arvinas”), pursuant to which such Investors were granted certain put rights with respect to their ownership of the Series A Preferred Stock, par value $0.001 per share of Arvinas (the “Arvinas Series A Preferred Stock”);

WHEREAS, on January 1, 2015, CII and certain Investors agreed to contribute to the Company, pursuant to an Exchange and Contribution Agreement by and among the Company, Arvinas and certain Investors (the “Exchange and Contribution Agreement”), all of such Investors’ Arvinas Series A Preferred Stock or warrants to purchase Arvinas Series A Preferred Stock, on a one-to-one basis, in exchange for Series A Preferred Shares of the Company (the “Series A Preferred Shares”) or warrants to purchase Series A Preferred Shares, and, in connection therewith, the Company, CII and certain Investors entered into that certain Put Agreement dated as of January 1, 2015 (the “Initial 2015 Put Agreement”), pursuant to which CII and such Investors were granted the same put rights with respect to their ownership of Series A Preferred Shares and warrants to purchase Series A Preferred Shares as were granted by Arvinas under the Original Put Agreement;

WHEREAS, certain Investors entered into that certain Amended and Restated Put Agreement dated as of October 16, 2015 (the “Existing Put Agreement”) with the Company pursuant to which the Initial 2015 Put Agreement was amended and restated in its entirety and such Investors were granted certain put rights with respect to their ownership of the Series A Preferred Shares and the Series B Preferred Shares;

WHEREAS, in connection with the Company’s issuance of Series C Preferred Shares of the Company (the “Series C Preferred Shares”) to CII and the other Investors pursuant to that certain Series C Preferred Share Purchase Agreement among the Company, CII and the other Investors dated on or about the date hereof (as amended and in effect, the “Series C Purchase Agreement”), the parties now wish to amend and restate the Existing Put Agreement; and

WHEREAS, entry into this Agreement by the Company is a condition to CII’s and the other Investors’ obligation to purchase such Series C Preferred Shares under the Series C Purchase Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants set forth herein, agree as follows:

SECTION 1.     DEFINITIONS. For all purposes of this Agreement, the following terms shall have the meanings set forth below or in the section of this Agreement following such term.

CHRO means the Connecticut Commission of Human Rights and Opportunities.

Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder from time to time, and any comparable laws and regulations of any applicable foreign jurisdiction.

Commission means the Securities and Exchange Commission and any successor agency of the federal government administering the Securities Act.

Common Shares has the meaning assigned to such term under the Operating Agreement.

Convertible Securities means any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Shares.

Current Market Price means, as of any date, and with respect to one (1) Common Share, the average of the daily closing prices for the thirty (30) consecutive business days ending five (5) business days before the day in question (as adjusted for any share dividend, split, combination or reclassification that took effect during such 30-business day period). The closing price for each day shall be the average of last reported bid and asked prices on the principal national securities exchange on which the Common Shares are listed or admitted to trading or as reported by Nasdaq (or if the Common Shares are not at the time listed or admitted for trading on any such exchange or if prices of the Common Shares are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Shares are not traded in such manner that the quotations referred to herein are available for the period required hereunder, the Current Market Price shall be determined in good faith, at the Company’s expense, by a reputable and qualified, arms’ length appraiser jointly selected by the Board of Managers of the Company and CII.

Equity Security means any Shares (including the Common Shares and any Preferred Shares), whether now authorized or not, and rights, options or warrants to purchase shares of the Company, and securities of any type of the Company whatsoever that are, or may become, convertible into shares of the Company (the number of shares of an Equity Security which is a convertible security shall be the number of shares of such Equity Security which would result upon the immediate conversion of such convertible security, without regard to when such convertible security may in fact be converted).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Key Employee means any executive-level employee (including division director and vice president-level positions).

Nasdaq means the National Association of Securities Dealers, Inc. Automated Quotation System.

Note means, as to any Put Party, any promissory note (of any type) issued by the Company and held by such Put Party, including without limitation any line of credit notes, any demand notes and any promissory notes which are Convertible Securities.

Notice of Put has the meaning set forth in Section 2.2.

Operating Agreement means that certain Second Amended and Restated Operating Agreement, dated as of the date hereof, by and among the Company and the members of the Company, as amended from time to time in accordance with its terms.

Permitted CII Transferee means any of the following: (a) any governmental or quasi- governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (b) (i) any corporation, limited liability company, partnership or other entity controlled by CII or (ii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, CII created for the purpose of managing and/or making investments in portfolio companies with a Connecticut Presence (as defined below), including without limitation Connecticut Emerging Enterprises, L.P.; or (c) any successor or replacement agency of the State of Connecticut (or other entity) for CII.

Person means any individual, corporation, limited liability company, association, partnership, limited partnership, trust or estate, or government (or any agency or political subdivision thereof), or any other entity.

Preferred Shares has the meaning assigned to such term under the Operating Agreement.

Put means, as to any Put Party, such Put Party’s right to sell Warrant Rights, Shares and/or Notes to the Company, and the Company’s obligation to purchase such Warrant Rights, Shares and/or Notes, pursuant to the terms of this Agreement. The term “Put”, when used as a verb, shall also mean a Put Party’s exercise of the Put.

Put Closing has the meaning set forth in Section 3(a).

Put Date has the meaning set forth in Section 3(a).

Put Parties means CII and each other Investor.

Put Party means CII and/or any other Investor.

Put Price means, at any date:

(a)    as to any Note of any Put Party, (i) with respect to the Put of all of such Note, the then entire outstanding principal amount of, and accrued and unpaid interest on, such Note, as well as a prepayment premium in an amount sufficient to provide the Required Rate of Return on the advanced principal amount under such Note (even if not then-outstanding) for the period of time from the date of issuance of such Note until and through the date of its prepayment under the Put, and (ii) with respect to the Put of any portion of such Note, the outstanding principal amount of, and accrued and unpaid interest on, such portion of such Note that is the subject to such Put as indicated in such Put Party’s Notice of Put relating thereto, as well as a prepayment premium in an amount sufficient to provide the Required Rate of Return on the Put principal amount under such Note for the period of time from the date of issuance of such Note until and through the date of its prepayment under the Put; and

(b)    as to any Share of any Put Party then outstanding, the greater of:

(i)    the Current Market Price of such Share (taking into account the applicable conversion ratio of a Preferred Share to a Common Share if such Share is a Preferred Share); and

(ii)    an amount equal to the aggregate amount of money paid by such Put Party to the Company to purchase such Share (including the purchase price for Shares that may have been issued upon the exercise of any Warrant and the purchase price of Shares that are Convertible Securities and may have been converted into Shares) plus an amount calculated to yield to such Put Party the Required Rate of Return on such money from the date of each such payment through and including the date when the full Put Price is paid to such Put Party with respect to such Share; for avoidance of doubt, the aggregate amount of money paid by any Put Party to Arvinas to purchase any share of Series A Preferred Stock shall be deemed the aggregate amount of money paid by such Put Party to the Parent for the purchase of each Series A Preferred Share for which such share of Series A Preferred Stock shall have been exchanged under the Exchange and Contribution Agreement; and

(c)    as to any Warrant Right of any Put Party, the excess, if any, of the Current Market Price of one (1) Share issuable under such Warrant Right (taking into account the applicable conversion ratio of a Preferred Share to a Common Share if such Share is a Preferred Share) over the exercise price per share (as determined under the applicable Warrant) as of such date.

Related Party means any officer, manager, or Key Employee of the Company or any holder (other than an Investor) of 2% or more of any class of Shares of the Company or any member of the immediate family of any such officer, manager, employee, consultant or member or any entity controlled by any such officer, manager, employee, consultant or shareholder or by a member of the immediate family of any such officer, manager, employee, consultant or member.

Required Rate of Return means twenty-five percent (25%) per annum, compounded annually.

Securities Act means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Share or Shares means, as to any Put Party, those Common Shares, Preferred Share(s) or any other shares of the Company held by such Put Party; those Common Shares issued upon conversion of any Preferred Share(s) or any other shares of the Company issued upon conversion of any Convertible Securities held by such Put Party; or those shares of the Company issued upon exercise of any Warrant held by such Put Party.

Warrant means, as to any Put Party, any warrant to subscribe for, purchase or otherwise acquire Shares that is held by such Put Party.

Warrant Rights means, as to any Warrant of any Put Party, the rights of such Put Party to purchase Shares upon exercise of such Warrant, with one (1) Warrant Right equaling the right to purchase one (1) Share under such Warrant.

SECTION 2.     RIGHT TO PUT NOTES, SHARES AND WARRANT RIGHTS.

2.1    Right to Put.

(a)    Subject to the conditions set forth in Section 2.3, CII shall have the right to sell to the Company, and the Company agrees to purchase from CII, in one or more transactions, all or any part of CII’s Warrant Rights (if any), Shares (if any) or Notes (if any), as indicated in any Notice of Put (as defined in Section 2.2) from CII relating thereto, for the Put Price as to each such Warrant Right, Share or Note and on the terms and conditions herein set forth.

(b)    Subject to the conditions set forth in Section 2.3, each Put Party other than CII shall have the right to sell to the Company, and the Company agrees to purchase from such Put Party, in one or more transactions, all or any part of such Put Party’s Warrant Rights (if any), Shares (if any) or Notes (if any), as indicated in any Notice of Put (as defined in Section 2.2) from such Put Party relating thereto, for the Put Price as to each such Warrant Right, Share or Note and on the terms and conditions herein set forth.

2.2    Method of Exercise. On the terms and conditions herein set forth (including, without limitation, the conditions set forth in Section 2.3), each Put Party may exercise its rights hereunder to sell all or any part of any of its Notes, Warrant Rights or Shares by delivering to the Company a notice of Put (a “Notice of Put”) in the form attached hereto as Annex A.

2.3    Time of Exercise.

(a)    The right of CII to Put all or any portion of any of its Shares, Warrant Rights or Notes shall become exercisable immediately upon the Company’s breach of the covenant to maintain a Connecticut Presence (as defined in Section 2.4) pursuant to Section 2.4. The right of any Put Party other than CII to Put all or any portion of any of its Shares, Warrant Rights or Notes shall become exercisable immediately upon CII’s exercise of its Put right under this Agreement. Notwithstanding the foregoing or anything to the contrary herein, if CII has delivered a Notice of Put and based upon such exercise any other Put Party delivers a Notice of Put, but subsequent to such deliveries, at any time prior to the Put Closing, CII rescinds its Notice of Put, then each such other Put Party shall be deemed to have rescinded its/his/her respective Notice of Put.

(b)    Any and all rights of any Put Party to exercise its/his/her Put as to any of its/his/her Warrant Rights, Shares or Notes shall terminate, as to such Notes, Warrant Rights or such Shares, at such time as (x) its/his/her Warrant applicable to such Warrant Rights, (y) such Shares or (z) such Notes, as the case may be, cease to be held by such Put Party (or, in the case of CII, a Permitted CII Transferee).

(c)    Any and all rights of any Put Party to exercise its/his/her Put as to any of its/his/her Shares shall terminate upon the earliest of (i) at such time as all of its/his/her Shares may be sold (A) pursuant to an effective registration statement under the Securities Act or (B) pursuant to Rule 144 promulgated under the Securities Act, but in the case of (A) or (B), only after the termination of any applicable “lock-up” restrictions and, in the case of (B), only if the Common Shares are then listed for trading on a national securities exchange or is reported by Nasdaq, (ii) the date that neither CII nor any Permitted CII Transferee holds any Shares, Warrants or Notes, or (iii) pursuant to Section 14 (the “Termination Date”).

2.4    Connecticut Presence. Notwithstanding any other provision of this Agreement, but subject to Sections 2.3 and 14, until the Termination Date, as long as CII owns all or any portion of any Warrants, any Shares, any Notes or any other Equity Securities of the Company that are not freely saleable to the public pursuant to a public registration (including until the termination or expiration of any applicable underwriter’s lock-up agreement by which CII or a Permitted CII Transferee is bound), or Rule 144 adopted by the Commission (but only if the Common Shares are then listed for trading on a national securities exchange or is reported by Nasdaq), the Company shall not relocate (as that term is defined in Section 32-5a of the Connecticut General Statutes as in effect on the date hereof, or as such term is hereafter defined by any amendments to said Section 32-5a) outside of the State of Connecticut and shall maintain a Connecticut Presence (as hereinafter defined). A “Connecticut Presence” shall mean, collectively, (a) maintaining the principal place of business of the Company and Arvinas in the State of Connecticut, and (b) basing a majority of the Company’s employees and those of its subsidiaries’ employees, in the aggregate, in the State of Connecticut, and (c) basing the operational functions of the Company and Arvinas, including research and development, in the State of Connecticut, and (d) conducting a majority of the administrative functions of the Company and Arvinas in the State of Connecticut. The Put Parties’ sole and exclusive right and remedy for any breach by the Company of this Section 2.4 shall be the rights of the Put Parties set forth in Section 2.1. For purposes of determining whether the Company is in compliance with this Connecticut Presence covenant, the assets, revenues and employees of any business acquired by the Company on an arm’s-length basis from a non-affiliate of the Company (provided such acquired business had been operating for at least one (1) year prior to the acquisition) shall be excluded and disregarded. In addition, it shall not constitute a violation of this covenant, and this covenant shall be of no further force or effect, if the Company ceases to maintain a Connecticut Presence by virtue of an acquisition of the Company in connection with which CII receives a liquidation distribution with respect to, or cash, securities or other property in exchange for, all of the Shares and Warrants held by CII on substantially the same terms as the other holders of the same type of Shares and Warrants and receives full repayment of all Notes (each a “Qualified Acquisition”).

SECTION 3.     CLOSING.

(a)    The closing (the “Put Closing”) of any purchase and sale of all or any portion of any Notes, Warrant Rights or Shares of any exercising Put Party pursuant to Section 2 shall be held on that date (the “Put Date”) mutually agreed to by the Company and CII, and which is no later than the sixtieth (60th ) business day after CII’s delivery of the applicable Notice of Put to the Company. The closing of any Put pursuant to any Notice of Put shall occur at the same Put Closing.

(b)    At any Put Closing, each participating Put Party will deliver, as applicable and subject to the applicable Notice of Put, its/his/her Warrant, its/his/her Notes or the certificates representing its/his/her Shares, duly endorsed for transfer to the Company, and the Company will deliver to each such Put Party the Put Price for any Note, Warrant Rights and Shares made the subject of the Notice of Put in cash, certified or bank check, or by wire transfer. If any Put Party shall have sold less than all of its/his/her Warrant Rights under the Warrant so delivered, the Company shall deliver to such Put Party a new Warrant (as requested by such Put Party) evidencing the Warrant Rights of such Put Party not made the subject of the Notice of Put. If any Put Party shall have sold less than the entire outstanding principal under any Note so delivered, the Company shall deliver to such Put Party a new Note (as requested by such Put Party) evidencing outstanding indebtedness to such Put Party not made the subject of the Notice of Put.

(c)    If the net assets of the Company are insufficient to pay the full Put Price to each Put Party participating in any Put Closing, the net assets shall be distributed at such Put Closing in the following order of priority:

(i)    first, ratably among the participating Put Parties in proportion to the full Put Price that each such Put Party is otherwise entitled to receive upon any Notes held by such Put Parties; and

(ii)    second, ratably among the participating Put Parties in proportion to the full Put Price that each such Put Party is otherwise entitled to receive upon any Shares and Warrant Rights held by such Put Parties, provided, however, that such Put Price for Shares and Warrant Rights shall be ratably distributed to such Put Parties in such order of priority of such Shares (or such Shares issuable upon exercise of such Warrant Rights) with respect to rights to liquidation proceeds under the Operating Agreement.

(d)    Notwithstanding anything to the contrary herein, in the event that (i) CII and any other Put Party exercises its/his/her respective right to Put under this Agreement, and (ii) CII and the Company mutually agree that the payment of the Put Price to CII shall be made other than in cash at the Put Closing (as set forth in Section 3(b) above) (the “Modified Payment Terms”), then the Put Price shall be paid to each such other Put Party in accordance with the Modified Payment Terms.

SECTION 4.     ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1    Additional Representations and Warranties. In addition to the representations and warranties of the Company set forth in the Series C Purchase Agreement or any other agreement, contract or instrument executed and delivered by the Company to CII (collectively, a “CII Agreement”), the Company hereby makes the representations and warranties set forth below in this Section 4.1 to CII, which shall be true and correct as of the Effective Date and as of the date of the issuance to CII of any Shares (including Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares), Warrants, Notes or other Equity Securities. The term “knowledge,” when used in this Section 4.1 with respect to the Company, means (i) the actual knowledge of any of the Company’s executive officers and (ii) the knowledge that a prudent chief executive officer or chief financial officer of a similarly-situated company would reasonably be expected to have under similar circumstances with respect to the particular matter in question.

(a)    Equal Opportunity Employer. The Company is an equal opportunity employer and it does not unlawfully discriminate. The Company represents and warrants to CII that, prior to entering into this Agreement, and prior to the issuance to CII of any Shares (including Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares), Warrants, Notes or other Equity Securities, the Company has provided CII with documentation evidencing the Company’s support of the nondiscrimination agreements and warranties of this Agreement, including, without limitation, any Nondiscrimination Certification. The Company’s employment practices and policies are in material compliance with: (i) all applicable laws of the United States and each applicable jurisdiction relating to equal employment opportunity, and any rules, regulations, administrative orders and Executive Orders relating thereto; and (ii) the applicable terms, relating to equal opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit (domestic and foreign). The Company has not been the subject of any charge of employment discrimination made against it by the U.S. Equal Employment Opportunity Commission or any other U.S. governmental unit or any applicable foreign governmental unit, and is not presently subject to any formal or informal proceedings before, or investigations by, such commission or governmental unit. To the knowledge of the Company, neither the Company nor any of its employees are presently under investigation by any commission or U.S. governmental agency or any applicable foreign jurisdiction for purposes of security clearance or otherwise.

(b)    Compliance with Laws. To the knowledge of the Company, neither (i) the Company nor (ii) any officer or manager of the Company has at any time on or prior to the date hereof been a party to any illegal acts constituting a felony, including bribes, kickbacks or other similar arrangements prohibited by any federal, state or local law (domestic or foreign).

(c)    Certain State Contracting Matters.

(i)    Neither the Company nor, to the Company’s knowledge, any Related Party has provided to any employee of CII on or after July 1, 2005, any items of value for which full payment has not been made.

(ii)    In connection with the application for, and solicitation and award of, the financial assistance provided pursuant to any CII Agreement, neither the Company nor, to the Company’s knowledge, any Related Party committed any violation of the Connecticut Codes of Ethic for Public Officials and Lobbyists, Chapter 10 of the Connecticut General Statutes (the “Code of Ethics”) or intentionally and knowingly violated any applicable requirement of the request for proposals or other applicable law.

(iii)    Neither the Company nor, to the Company’s knowledge, any Related Party has been found to have violated the Code of Ethics or Section 4a- 100 of the Connecticut General Statutes, or has been suspended or disqualified from bidding on contracts with the State of Connecticut or any department, agency or quasi-public agency thereof.

4.2    Additional Covenants. As long as CII or a Permitted CII Transferee owns all or any portion of any Warrants, Shares, Notes or other Equity Securities that are not freely saleable to the public pursuant to a public registration (including until the termination or expiration of any underwriter’s lock-up agreement to which any Put Party or a Permitted CII Transferee is subject), or Rule 144 adopted by the Commission (but only if the Common Shares are then listed for trading on a national securities exchange or is reported by Nasdaq):

(a)    Compliance with Requirements of Governmental Authorities. The Company shall duly observe and conform in all material respects to all requirements of governmental authorities relating to the conduct of its business or to its property or assets. Without limiting the generality of the foregoing, the Company will:

(i)    comply with all minimum funding requirements applicable to any pension plans, employee benefit plans or employee contribution plans which are subject to ERISA, or to the Code, and comply with the provisions of ERISA and the provisions of the Code applicable to such plans;

(ii)    comply with all applicable laws of the United States and of each applicable jurisdiction (domestic and foreign) relating to equal employment opportunity, any rules, regulations, administrative orders and executive orders relating thereto and the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit; and use commercially reasonable efforts to keep all records required to be kept, and file all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such government contract;

(iii)    conduct its business so that no act or omission by the Company will cause the Company or any property owned or occupied by the Company to be in violation of any federal or state environmental law of any sort (domestic or foreign) or in violation of any federal or state law relating to occupational health or safety (domestic or foreign); and

(iv)    not participate in any illegal bribes, kickbacks or other similar arrangements prohibited by any federal, state or local law (domestic or foreign).

(b)    Connecticut Employment.

(i)    The Company shall use its commercially reasonable efforts (x) to create jobs in the State of Connecticut and (y) to employ residents of Connecticut in these jobs.

(ii)    If the Company is located in an enterprise zone designated pursuant to Section 32-70 of the Connecticut General Statutes, the Company shall not relocate (as that term is defined in Section 32-5a of the Connecticut General Statutes as in effect on the date hereof, or as such term is hereafter defined by any amendments to said Section 32-5a) within the State of Connecticut without first obtaining the express written consent of CII. If the Company relocates within the State of Connecticut, it will offer employment at its new location to its employees from the original location if such employment is available.

(iii)    The Company shall furnish to CII copies of the quarterly reports filed by the Company and any of its subsidiaries with the Connecticut Department of Labor and, upon request, employment records and such other personnel records to the extent permitted by law as CII may reasonably request to verify the creation or retention of Connecticut employment.

(iv)    The Company hereby authorizes CII to examine, and will at any time at the request of CII provide CII with such additional authorization satisfactory to the Connecticut Department of Labor as may be necessary to enable CII to examine, all records of the Connecticut Department of Labor relating to the Company and/or any of its subsidiaries.

(v)    The Company shall furnish to CII, as soon as practicable after the end of each quarterly accounting period in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a copy of the Company’s Connecticut Department of Labor Quarterly UC-5A Employee Earnings Report for such quarter.

(c)    Equal Opportunity. The Company further agrees and warrants that:

(i)    The Company will not discriminate or permit discrimination against any employee or applicant for employment because of sex, sexual orientation, race, color, religious creed, age, marital status, mental retardation, physical disability, national origin, or ancestry. Such action shall include, but not be limited to, the following: employment upgrading, demotion or transfer; recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

(ii)    The Company agrees to take affirmative action to ensure that applicants with job-related qualifications are employed.

(iii)    The Company will, in its solicitation for employees, state that it is an “affirmative action-equal opportunity employer”.

(iv)    The Company agrees to provide each labor union or representative of workers with which the Company has a collective bargaining agreement or other contract or understanding and each vendor with which the Company has a contract or understanding, a notice to be provided by the CHRO and to post copies of the notice in conspicuous places available to employees and applicants for employment.

(v)    The Company agrees to cooperate with CII, the State of Connecticut and/or any of its agencies and the CHRO to insure that the purpose of this equal opportunity clause is being carried out.

(vi)    The Company agrees to comply in all material respects with all relevant regulations and orders issued by the CHRO, to provide the CHRO with such information as it may request, and to permit the CHRO access to pertinent books, records, and accounts concerning the Company’s employment practices and procedures.

(vii)    The Company agrees to comply with all of the requirements set out by Section 4a-60 and 4a-60a of the Connecticut General Statutes, as it may be amended.

(viii)    The Company agrees to post a notice of this acceptance of the foregoing equal employment opportunity provisions at its place of business, clearly visible, in such form as is satisfactory to CII.

(d)    Campaign Contribution Restrictions. The Company hereby acknowledges notice regarding campaign contribution and solicitation ban attached to this Agreement as Exhibit A, and agrees to comply with the requirements described therein.

(e)    Indemnification. The Company shall indemnify, defend and hold the Put Parties harmless from and against all liabilities, losses or damages, together with all reasonable costs and expenses (including reasonable legal and accounting fees and expenses), other than lost profits or punitive, consequential, special or incidental damages (collectively, “Losses”), solely to the extent such Losses relate to, or arise or result from, any breach of any of the representations, warranties, covenants or agreements made by the Company in this Section 4.

SECTION 5.     NOTICES. All notices, consents, waivers, and other communications under this Agreement shall be made pursuant to terms, conditions and procedures set forth in the Operating Agreement.

SECTION 6.     GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without regard to any conflict of law principles that would require the application of laws of any other state.

SECTION 7.     HEADINGS. The section headings appear as a matter of convenience only and do not constitute a part of this Agreement and shall not affect the construction hereof.

SECTION 8.     SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties hereto; provided that the Company may not assign its rights or delegate its obligations hereunder.

SECTION 9.     SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 10.     COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement (notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined), and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart. For purposes of this Agreement, a document (or signature page thereto) signed, electronically scanned and transmitted by facsimile machine or email is to be treated as an original document. The signature of any party on any such document, for purposes hereof and thereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or other electronic document is to be re-executed in original form by the parties which executed the facsimile or electronic document. No party may raise the use of a facsimile machine or other electronic means or the fact that any signature was transmitted through the use of a facsimile machine or other electronic means as a defense to the enforcement of this Agreement.

SECTION 11.     JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement shall be brought only in the courts of the State of Connecticut or of the United States of America for the District of Connecticut. By execution and delivery of this Agreement, each of the parties hereto accepts for itself/himself/herself and in respect of its/his/her property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its/his/her address set forth in the Operating Agreement.

SECTION 12.     TRIAL BY JURY. EACH OF THE COMPANY AND THE PUT PARTIES HEREBY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY WITH RESPECT TO ANY ACTION BY OR AGAINST ANY OTHER PARTY ARISING HEREUNDER.

SECTION 13.     DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Put Party, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Put Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Put Party of any breach or default under this Agreement, or any waiver on the part of any Put Party of any provisions or conditions of this Agreement, must be made in writing pursuant to Section 5 and shall be effective only to the extent specifically set forth in such writing.

SECTION 14.     AMENDMENT; TERMINATION. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed the Company, CII and those Put Parties (other than CII) holding at least a majority of the total outstanding Shares held by all Put Parties (other than CII); provided, however, that no modification or amendment shall be effective to adversely change the substantive rights and obligations of any party without the written consent of such party, unless such modification or amendment adversely changes the substantive rights and obligations of all similarly situated parties in a like manner. Notwithstanding the foregoing, the Company may, without the consent of any other parties, have other Persons who or which may purchase Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares join this Agreement via a counterpart signature page or joinder hereto. This Agreement shall terminate automatically upon the earlier of (a) the closing and consummation of each Put Party’s Put of all of its Warrant Rights, Shares and Notes, and its/his/her receipt of the applicable Put Prices therefor, or (b) the closing and consummation of a Qualified Acquisition. All of the rights of the Investors other than CII under this Agreement and all of the Company’s obligations to the Investors other than CII under this Agreement shall terminate automatically upon the Company’s consummation of an underwritten initial public offering of the Company’s equity securities registered under the Securities Act.

SECTION 15.     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, including, without limitation, the Original Put Agreement, the Initial 2015 Put Agreement and the Existing Put Agreement. Notwithstanding the foregoing, the Original Put Agreement remains effective solely with respect to CII (with respect to the Line of Credit Note dated August 20, 2014 issued by Arvinas to CII (the “Note”)), and all rights and obligations of CII, and all obligations of Arvinas to CII, with respect to the Note under the Original Put Agreement continue and remain in effect in accordance with its terms.

SECTION 16.     RULES OF USAGE. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (e) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g) “or” is used in the inclusive sense of “and/or”; (h) the titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement; (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (j) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.

[intentionally left blank—signature page follows]

[Signature Page to Put Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first set forth above.

COMPANY

ARVINAS HOLDING COMPANY, LLC

By:	/s/ John Houston
Name:	Dr. John Houston
Title:	President and Chief Executive Officer
Address:	5 Science Park 395 Winchester Avenue New Haven, CT 06511

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

CII

CONNECTICUT INNOVATIONS, INCORPORATED

By:	/s/ David M. Wurzer
Name:	David M. Wurzer
Title:	CEO & EVP

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

CANAAN IX L.P.

BY:	CANAAN PARTNERS IX LLC
Its General Partner

By:	/s/ Stephen Bloch
Name:	Stephen Bloch
Title:	Member

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

5AM VENTURES III, L.P.

By:	5AM Partners III LLC, its General Partner

By:	/s/ Andrew J. Schwab
Name:	Andrew J. Schwab
Title:	Managing Member

5AM CO-INVESTORS III, L.P.

By:	5AM Partners III LLC, its General Partner

By:	/s/ Andrew J. Schwab
Name:	Andrew J. Schwab
Title:	Managing Member

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

ELM STREET VENTURES, L.P.

BY:	ELM STREET VENTURE ASSOCIATES, LLC
Its General Partner

By:	/s/ Robert A. Bettigole
Name:	Robert A. Bettigole
Title:	Managing Partner

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

JASMINE LANE VENTURES, LLC

By:	/s/ Erin Stephen
Name:	Erin Stephen
Title:	Manager

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

KEVIN L. RAKIN IRREVOCABLE TRUST

By:	/s/ Lloyd Hoffman
Name:	Lloyd Hoffman
Title:	Trustee

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Management, LLC
Its:	General Partner

By:	/s/ Amanda Daniels
Name: Amanda Daniels
Title: Authorized Signatory

BLACKWELL PARTNERS LLC-SERIES A

By:
Name:
Title: Authorized Signatory

By:
Name:
Title: Authorized Signatory

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

RA CAPITAL HEALTHCARE FUND, L.P.

By:	RA Capital Management, LLC
Its:	General Partner

By:
Name:
Title: Authorized Signatory

BLACKWELL PARTNERS LLC-SERIES A

By:	/s/ Abayomi A. Adigun
Name: Abayomi A. Adigun
Title: Investment Manager
DUMAC, Inc. Authorized Agent

By:	/s/ Jannine M. Lall
Name: Jannine M. Lall
Title: Controller
DUMAC, Inc. Authorized Agent

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

NEW LEAF VENTURES III, L.P.

By:	New Leaf Venture Associates III, L.P.
Its:	General Partner

By:	New Leaf Venture Management III, L.L.C.
Its:	General Partner

By:	/s/ Liam T. Ratcliffe
Liam T. Ratcliffe
Managing Director

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

Nextech V GP S.à.r.1. on behalf of

NEXTECK V ONCOLOGY S.C.S., SICAV-SIF

By:	/s/ James Pledger
Name:	James Pledger
Title:	Manager

By:	/s/ James Vella-Bamber
Name:	James Vella-Bamber
Title:	Manager

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt, L.P.
General Partner

By:	J.E. Flynn Capital, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P.
General Partner

By:	J.E. Flynn Capital III, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
General Partner

By:	J.E. Flynn Capital IV, LLC
General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

HH ARV HOLDINGS, LLC

By:	/s/ Colm O’Connell
Name:	Colm O’Connell
Title:	Director

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

PRECISION ONCO LIMITED

By:	/s/ Yuan Sun
Name:	Yuan Sun
Title:	Director

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

BRADLEY A. MARGUS REVOCABLE TRUST

By:	/s/ Brad Margus
Name:	Brad Margus
Title:	Trustee

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

/s/ Craig Crews
DR. CRAIG CREWS

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

/s/ Sean Cassidy
SEAN CASSIDY

[Additional Signature Page(s) to Follow]

[Additional Signature Page to Put Agreement]

INVESTORS

/s/ John Houston
DR. JOHN HOUSTON

[Additional Signature Page(s) to Follow]

Annex A

Notice of Put

1.    In accordance with the Second Amended and Restated Put Agreement (the “Put Agreement”) dated as of March 29, 2018, between among the undersigned (the “Holder”), ARVINAS HOLDING COMPANY, LLC (the “Company”), and certain other parties thereto, the undersigned hereby exercises its right to sell, and does hereby sell upon receipt of the Put Price as defined in the Put Agreement:

[check where applicable]

______ its rights to purchase ____________________ (______) Shares, which the undersigned is entitled to purchase by the terms of the Warrant (the “Warrant”) dated as of __________ ___, 20__ issued by the Company in the name of the Holder; and/or

______ Shares. The class and series of such Shares are _____________; and/or

______ $________________ of the outstanding principal under the Note issued by the Company to the Holder in the original principal amount of $________________ dated as of __________ ___, 20__ (the “Note”).

2.    Attached hereto is the Warrant and/or Note held by the Holder that is being Put.

3.    The Put Price is to be paid in the manner set forth in the Put Agreement.

4.    All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Put Agreement.

5.    If this Notice of Put does not relate to all Shares covered by the Warrant, the name in which a new Warrant is to be issued for the Shares not covered hereby is:

6.    If this Notice of Put does not relate to all outstanding principal under the Note, the name in which a new Note is to be issued for the indebtedness not covered hereby is:

7.    Other Instructions: ____________________________________________

[HOLDER]

By: ____________________

Its

Dated: ____________________

Exhibit A

STATE OF CONNECTICUT STATE ELECTIONS ENFORCEMENT COMMISSION 20 Trinity Street Hartford, Connecticut 06106 - 1628

SEEC FORM 11

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE

STATE CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN

This notice is provided under the authority of Connecticut General Statutes 9-612(g), as amended by P.A. 07-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):

Campaign Contribution and Solicitation Ban

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee;

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

Duty to Inform

State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

Penalties for Violations

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil Penalties – $2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.

Criminal Penalties – Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.

Contract Consequences

Contributions made or solicited in violation of the above prohibitions may result, in the case of a state contractor, in the contract being voided.

Contributions made or solicited in violation of the above prohibitions, in the case of a prospective state contractor, shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State will not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information and the entire text of P.A. 07-01 may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “State Contractor Contribution Ban.”

Definitions:

“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or any employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five percent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contractors having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes.

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.